Exhibit 99

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

____

INTERNET:	OFFICE:	EMAIL:
www.mreic.reit	(732) 577-9996	mreic@mreic.com

FOR IMMEDIATE RELEASE	January 28, 2022
Contact: Becky Coleridge
732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN THE

BIRMINGHAM, AL MSA

Holmdel, New Jersey…. January 28, 2022 – Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 530,000 square foot Class A distribution center located at 11146 Will Walker Road, Vance, AL at a purchase price of $51.7 million. The property is net-leased for 10 years to Mercedes Benz US International, Inc., an Alabama corporation. The building is situated on approximately 53.5 acres representing a land to building ratio of over four times providing for future expansion capacity. The fully-airconditioned building will serve Mercedes’ new electric vehicle assembly line.

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. We specialize in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate is a fully integrated and self-managed real estate company, whose property portfolio consists of 124 properties, containing a total of approximately 25.7 million rentable square feet, geographically diversified across 32 states. Our occupancy rate as of this date is 99.7%.

######